Exhibit 99.1

News Release – February 18, 2016

CubeSmart Reports 2015 Annual Results:

FFO Per Share Grows 15.7%; Same-Store NOI Increases 9.6%

MALVERN, PA -- (Marketwired) – February 18,  2016 -- CubeSmart (NYSE: CUBE) today announced its operating results for the three and twelve months ended December 31, 2015.

“The 9.6% increase in same-store NOI for 2015 is remarkable given it’s the third year in a row we have exceeded 9.0% growth, which speaks to the strength of storage fundamentals and our operating platform,” commented President and Chief Executive Officer Christopher P. Marr. “Demand for storage continues to be steady and broad-based, with minimal impact from new supply in our core markets. Looking forward to 2016, CubeSmart is focused on generating attractive risk-adjusted returns for shareholders by continuing to execute on our internal and external growth strategies while maintaining a strong balance sheet.”

Key Highlights for the Quarter

•	Reported funds from operations (“FFO”) per share, as adjusted, of $0.33, representing a year-over-year increase of 17.9%.
•	Increased same-store (353 facilities) net operating income (“NOI”) 11.1% year over year, driven by 8.0% revenue growth and a 0.9% increase in property operating expenses.
•	Same-store occupancy averaged 92.0% during the quarter, ending the quarter with same-store occupancy of 91.7%, a 160 basis point increase year over year.
•	Closed on 13 facility acquisitions totaling $124.2 million.
•	Established a 10% ownership position in a newly formed joint venture that acquired 30 properties for an aggregate purchase price of $193.7 million.
•	Opened for operation two joint venture development properties for a total investment of $32.2 million.
•	Closed on nine property dispositions totaling $47.7 million.
•	Issued $250 million of unsecured senior notes in third public bond offering.
•	Increased the quarterly dividend 31.3% to an annualized rate of $0.84 per common share from the previous annualized rate of $0.64 per common share.

Funds from Operations

FFO, as adjusted, was $58.1 million for the fourth quarter of 2015, compared with $46.8 million for the fourth quarter of 2014.  FFO per share, as adjusted, increased 17.9% to $0.33 for the fourth quarter of 2015, compared with $0.28 for the same period last year.

FFO, as adjusted, for the year ended December 31, 2015 was $216.0 million, compared with $165.4 million for the year ended December 31, 2014. FFO per share, as adjusted, increased 15.7% to $1.25 for the year ended December 31, 2015, compared with $1.08 for the year ended December 31, 2014.

Fourth Quarter 2015	Page 1

Investment Activity

Acquisition Activity

The Company acquired 13 properties for $124.2 million during the three months ended December 31, 2015.  These acquisitions are located in Massachusetts (3), Georgia (2), North Carolina (2), Texas (2), Arizona (1), New Jersey (1), New York (1) and Tennessee (1). For the full year, the Company acquired 29 properties for $292.4 million, including one acquisition of a property at C/O in the second quarter of 2015.

Subsequent to December 31, 2015, the Company acquired four facilities for $57.4 million. The properties are located in Texas (3) and Washington, D.C. (1). The Company has five additional properties under contract for $75.6 million.

During the three months ended December 31, 2015, the Company sold all seven of its owned assets in the El Paso, Texas area, one asset in Jacksonville, Florida, and its remaining asset in London, England for a total of $47.7 million.

Unconsolidated Joint Venture Activity

On December 8, 2015, the Company invested a 10% ownership position in a newly formed unconsolidated joint venture (“HVP”) that acquired 30 properties for an aggregate purchase price of $193.7 million. These facilities contain an aggregate of 1.8 million rentable square feet and are located in Michigan (16), Massachusetts (6), Tennessee (5) and Florida (3). To fund a portion of the purchase price, HVP entered into a $112.7 million loan that bears interest at LIBOR plus 2.0% and matures December 2018, with options to extend until December 2020.

Subsequent to December 31, 2015, HVP acquired a facility in Michigan for $5.7 million.  HVP has six additional properties under contract for $43.1 million.

Development Activity

The Company has agreements with developers for the construction of Class A self-storage facilities in high-barrier-to-entry locations. These agreements are structured as either purchases at the completion of construction and the issuance of a certificate of occupancy (“C/O”) or as joint venture developments. During the fourth quarter of 2015, the Company opened for operation two joint venture development properties located in Brooklyn and Queens, New York for a total investment of $32.2 million. For the full year, the Company opened for operation or acquired at C/O four new self-storage facilities in New York (2), Virginia (1) and Texas (1), for a total cost of $65.1 million.

As of December 31, 2015, the Company had five facilities under contract to purchase at C/O for a total acquisition price of $101.4 million.  The properties are located in Texas (2), Illinois (1), New York (1) and Florida (1). Subsequent to December 31, 2015, the Company purchased at C/O the property in Brooklyn, New York for $48.5 million. The purchase of the remaining four facilities is expected to occur at various times between the first quarter of 2016 and the first quarter of 2017. These acquisitions are subject to due diligence and other customary closing conditions, and no assurance can be provided that these acquisitions will be completed on the terms described, or at all.

As of December 31, 2015, the Company had four joint venture development properties and one wholly owned project under development. The Company anticipates investing a total of $148.7 million related to these

Fourth Quarter 2015	Page 2

projects and had invested $53.0 million of that total as of year end.  These facilities are located in New York (3), Washington, D.C. (1) and Florida (1).  Subsequent to December 31, 2015, the Company opened for operation its $32.1 million development property in Queens, New York. The four remaining projects are expected to open at various times between the third quarter of 2016 and the fourth quarter of 2017.

Third-Party Management

As of December 31, 2015, the Company’s third-party management program included 227 facilities totaling 14.4 million square feet.  During the quarter ended December 31, 2015, the Company added 46 properties to its third-party management program, including 30 facilities in the HVP joint venture. For the full year, the Company was awarded contracts to manage 76 additional properties and acquired 11 properties from the third-party management platform.

Same-Store Results

The Company’s same-store portfolio at December 31, 2015 included 353 facilities containing approximately 23.8 million rentable square feet, or approximately 78.4% of the aggregate rentable square feet of the Company’s 445 owned facilities.  These same-store facilities represented approximately 82.7% of property net operating income for the quarter ended December 31, 2015.

Same-store physical occupancy at period end for the fourth quarter of 2015 was 91.7%, compared with 90.1% for the same quarter of last year.  Same-store revenues for the fourth quarter of 2015 increased 8.0%, and same-store operating expenses increased 0.9% from the same quarter in 2014.  Same-store net operating income increased 11.1%, as compared with the same period in 2014.

For the year ended December 31, 2015, same-store revenues increased 7.3%, same-store operating expenses increased 2.3%, and same-store net operating income increased 9.6%, as compared with the year ended December 31, 2014.

Operating Results

As of December 31, 2015, the Company’s total owned portfolio included 445 properties containing 30.4 million rentable square feet and had a physical occupancy of 90.2%.

Revenues increased $14.7 million and property operating expenses increased $3.5 million in the fourth quarter of 2015, as compared with the same period in 2014.  Increases in revenues were primarily attributable to increased net effective rents and occupancy levels in the same-store portfolio and revenues generated from property acquisitions.  Increases in property operating expenses were primarily attributable to $2.6 million of increased expenses associated with newly acquired facilities.

Interest expense increased from $11.1 million during the three months ended December 31, 2014 to $11.4 million during the three months ended December 31, 2015, an increase of $0.3 million.  The increase is attributable to a higher amount of outstanding debt in 2015, partially offset by lower interest rates in 2015. To fund a portion of the Company’s growth, the average debt balance during the three months ended December 31, 2015 increased approximately $115.0 million from the same period in 2014 from $1,129 million to $1,244 million. The weighted average effective interest rate on our outstanding debt decreased from 3.94% for the three months ended December 31, 2014 to 3.67% for the three months ended December 31, 2015.

Fourth Quarter 2015	Page 3

The Company reported net income attributable to the Company’s common shareholders of $35.6 million, or $0.21 per common share, in the fourth quarter of 2015, compared with net income attributable to the Company’s common shareholders of $4.0 million, or $0.02 per common share, in the fourth quarter of 2014. A portion of the quarter-over-quarter increase in net income is due to gains from sale of real estate of $17.6 million, or $0.10 per common share, recognized in the fourth quarter of 2015, with no comparable gain recognized in the fourth quarter of 2014.

For the year ended December 31, 2015, the Company reported net income attributable to the Company’s common shareholders of $71.7 million, or $0.43 per common share, compared with net income attributable to the Company’s common shareholders of $20.4 million, or $0.14 per common share for the year ended December 31, 2014.

Financing Activity

On October 26, 2015, the Company issued $250 million of 4.00% unsecured senior notes due November 15, 2025. The net proceeds from the offering were used to repay outstanding indebtedness under the Company’s unsecured revolving credit facility and for working capital and other general corporate purposes, including funding a portion of the Company’s investment activity.

On December 30, 2015, the Company amended its equity distribution agreements with various sales agents to increase the number of common shares of beneficial interest authorized for sale through its “at-the-market” equity program (“ATM”) from 30.0 million to 40.0 million shares. During the quarter, the Company sold 3.5 million common shares of beneficial interest through its ATM program at an average sales price of $28.43 per share, resulting in net proceeds of $97.4 million, after deducting offering costs. For the full year, the Company sold 9.0 million common shares of beneficial interest at an average sales price of $26.35 per share and raised $234.2 million of net proceeds through the ATM program, after deducting offering costs. As of December 31, 2015, the Company had 10.2 million shares available for issuance under the existing equity distribution agreements.

Quarterly Dividend

On December 10, 2015, the Company declared a dividend of $0.21 per common share, a 31.3% increase compared with the Company’s previously declared quarterly dividend of $0.16 per common share. The dividend was paid on January 15, 2016 to common shareholders of record on January 4, 2016.

Also on December 10, 2015, the Company declared a dividend of $0.484375 for the 7.75% Series A Cumulative Redeemable Preferred Shares.  The dividend was paid on January 15, 2016 to holders of record on January 4, 2016.

2016 Financial Outlook

“Our expectations for 2016 reflect a continuation of the positive fundamental trends that we have seen in recent periods,” stated Chief Financial Officer Tim Martin. “Our 2016 guidance is based on anticipated revenue growth that is primarily driven by increases in net effective rental rates and expense growth that includes continued pressure on real estate taxes. Our guidance also reflects the full-year impact of our recent bond deal and the short-term dilutive impact of the four development properties opened in 2015 and the scheduled opening of seven new facilities in 2016.”

Fourth Quarter 2015	Page 4

The Company estimates that its fully diluted FFO per share, as adjusted, for 2016 will be between $1.35 and $1.40, and that its fully diluted net income per share for the period will be between $0.45 and $0.50. The Company’s estimates are based on the following key operating assumptions:

•	For 2016, a same-store pool consisting of 407 assets totaling 27.8 million square feet
•	Same-store net operating income (“NOI”) growth of 7.5% to 8.5% over 2015, driven by revenue growth of 6.0% to 7.0% and expense growth of 3.0% to 4.0%
•	General and administrative expenses of approximately $30.0 million to $31.0 million

Key investment and financing assumptions include:

•	Impact of development activity:
o	Four new facilities opened in 2015 for a total investment of $65.1 million
o	Seven new facilities are expected to open in 2016 for a total investment of $168.3 million
o	Approximately $0.03 per share of dilution in 2016 related to development activity
•	Impact of acquisition activity:
o	Acquired four facilities for $57.4 million as of the date of this release
•	Impact of financing activity:
o

Funding 2016 debt maturities and our acquisition and development commitments with long-term capital, with specific impact to 2016 earnings dependent upon the amount, timing, cost and form of capital we raise

Due to uncertainty related to the timing and terms of transactions, the impact of any potential future speculative investment activity not contemplated above, is excluded from guidance.  For 2016, the Company is targeting $200 million to $250 million of acquisitions, excluding contracts related to joint venture development or purchase at completion of construction and issuance of C/O investments discussed above.

2016 Full Year Guidance	Range or Value
Earnings per diluted share allocated to common shareholders	$0.45	to	$0.50
Plus: real estate depreciation and amortization	0.90		0.90
FFO per diluted share, as adjusted	$1.35	to	$1.40

The Company estimates that its fully diluted FFO, as adjusted, per share for the quarter ending March 31, 2016 will be between $0.31 and $0.32, and that its fully diluted earnings per share for the period will be between $0.07 and $0.08.

1st Quarter 2016 Guidance	Range or Value
Earnings per diluted share allocated to common shareholders	$0.07	to	$0.08
Plus: real estate depreciation and amortization	0.24		0.24
FFO per diluted share, as adjusted	$0.31	to	$0.32

Conference Call

Management will host a conference call at 11:00 a.m. ET on Friday, February 19, 2016 to discuss financial results for the three and twelve months ended December 31, 2015.

Fourth Quarter 2015	Page 5

A live webcast of the conference call will be available online from the investor relations page of the Company's corporate website at www.CubeSmart.com.  Telephone participants may avoid any delays in joining the conference call by pre-registering for the call using the following link to receive a special dial-in number and PIN: http://dpregister.com/10078678.

Telephone participants who are unable to pre-register for the conference call may join on the day of the call using 1-877-506-3281 for domestic callers, +1-412-902-6677 for international callers, or 1-855-669-9657 for callers in Canada.   After the live webcast, the call will remain available on CubeSmart's website for 30 days.  In addition, a telephonic replay of the call will be available through March 20, 2016.  The replay numbers are 1-877-344-7529 for domestic callers, +1-412-317-0088 for international callers, and 1-855-669-9658 for callers in Canada.  For callers accessing a telephonic replay, the conference number is 10078678.

Supplemental operating and financial data as of December 31, 2015 is available on the Company’s corporate website under Investor Relations - Financial Information - Financial Reports.

About CubeSmart

CubeSmart is a self-administered and self-managed real estate investment trust.  The Company's self-storage facilities are designed to offer affordable, easily accessible and secure storage space for residential and commercial customers.  According to the 2016 Self-Storage Almanac, CubeSmart is one of the top four owners and operators of self-storage facilities in the United States.

Non-GAAP Financial Measures

Funds from operations (“FFO”) is a widely used performance measure for real estate companies and is provided here as a supplemental measure of operating performance.  The April 2002 National Policy Bulletin of the National Association of Real Estate Investment Trusts (the “White Paper”), as amended, defines FFO as net income (computed in accordance with GAAP), excluding gains (or losses) from sales of real estate and related impairment charges, plus real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.

Management uses FFO as a key performance indicator in evaluating the operations of the Company's facilities. Given the nature of its business as a real estate owner and operator, the Company considers FFO a key measure of its operating performance that is not specifically defined by accounting principles generally accepted in the United States. The Company believes that FFO is useful to management and investors as a starting point in measuring its operational performance because FFO excludes various items included in net income that do not relate to or are not indicative of its operating performance such as gains (or losses) from sales of real estate, gains from remeasurement of investments in real estate ventures, impairments of depreciable assets, and depreciation, which can make periodic and peer analyses of operating performance more difficult. The Company’s computation of FFO may not be comparable to FFO reported by other REITs or real estate companies.

FFO should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of the Company’s performance. FFO does not represent cash generated from operating activities determined in accordance with GAAP and is not a measure of liquidity or an indicator of the Company’s ability to make cash distributions. The Company believes that to further understand its performance, FFO should be compared with its reported net income and considered in addition to cash flows computed in accordance with GAAP, as presented in its Consolidated Financial Statements.

Fourth Quarter 2015	Page 6

FFO, as adjusted represents FFO as defined above, excluding the effects of acquisition related costs, gains or losses from early extinguishment of debt, and other non-recurring items, which the Company believes are not indicative of the Company’s operating results.

The Company defines net operating income, which it refers to as “NOI,” as total continuing revenues less continuing property operating expenses.  NOI also can be calculated by adding back to net income (loss): interest expense on loans, loan procurement amortization expense, loan procurement amortization expense – early repayment of debt, acquisition related costs, equity in losses of real estate ventures, other expense, depreciation and amortization expense, general and administrative expense, and deducting from net income (loss): income from discontinued operations, gains from disposition of discontinued operations, other income, gains from remeasurement of investments in real estate ventures and interest income.  NOI is not a measure of performance calculated in accordance with GAAP.

Management uses NOI as a measure of operating performance at each of its facilities, and for all of its facilities in the aggregate. NOI should not be considered as a substitute for operating income, net income, cash flows provided by operating, investing and financing activities, or other income statement or cash flow statement data prepared in accordance with GAAP.

Forward-Looking Statements

This presentation, together with other statements and information publicly disseminated by CubeSmart (“we,” “us,” “our” or the “Company”), contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, or the “Exchange Act.” Forward-looking statements include statements concerning the Company’s plans, objectives, goals, strategies, future events, future revenues or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions and other information that is not historical information. In some cases, forward-looking statements can be identified by terminology such as “believes,” “expects,” “estimates,” “may,” “will,” “should,” “anticipates,” or “intends” or the negative of such terms or other comparable terminology, or by discussions of strategy. Such statements are based on assumptions and expectations that may not be realized and are inherently subject to risks, uncertainties and other factors, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Although we believe the expectations reflected in these forward-looking statements are based on reasonable assumptions, future events and actual results, performance, transactions or achievements, financial and otherwise, may differ materially from the results, performance, transactions or achievements expressed or implied by the forward-looking statements. As a result, you should not rely on or construe any forward-looking statements in this presentation, or which management may make orally or in writing from time to time, as predictions of future events or as guarantees of future performance. We caution you not to place undue reliance on forward-looking statements, which speak only as of the date of this presentation or as of the dates otherwise indicated in the statements. All of our forward-looking statements, including those in this presentation, are qualified in their entirety by this statement.

There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in or contemplated by this presentation. Any forward-looking statements should be considered in light of the risks and uncertainties referred to in Item 1A. “Risk Factors” in our Annual Report on Form 10-K and in our other filings with the Securities and Exchange Commission (“SEC”). These risks include, but are not limited to, the following:

•national and local economic, business, real estate and other market conditions;

Fourth Quarter 2015	Page 7

•the competitive environment in which we operate, including our ability to maintain or raise occupancy and rental rates;

•the execution of our business plan;

•the availability of external sources of capital;

•financing risks, including the risk of over-leverage and the corresponding risk of default on our mortgage and other debt and potential inability to refinance existing indebtedness;

•increases in interest rates and operating costs;

•counterparty non-performance related to the use of derivative financial instruments;

•our ability to maintain our status as a real estate investment trust (“REIT”) for federal income tax purposes;

•acquisition and development risks;

•increases in taxes, fees, and assessments from state and local jurisdictions;

•risks of investing through joint ventures;

•changes in real estate and zoning laws or regulations;

•risks related to natural disasters;

•potential environmental and other liabilities;

•other factors affecting the real estate industry generally or the self-storage industry in particular; and

•other risks identified in Item 1A of our Annual Report on Form 10-K and, from time to time, in other reports that we file with the SEC or in other documents that we publicly disseminate.

Given these uncertainties, we caution readers not to place undue reliance on forward-looking statements.  We undertake no obligation to publicly update or revise these forward-looking statements, whether as a result of new information, future events or otherwise except as may be required in securities laws.

Contact:

CubeSmart

Charles Place

Director, Investor Relations

(610) 535-5700

Fourth Quarter 2015	Page 8

CUBESMART AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

(unaudited)

	December 31,	December 31,
	2015	2014

ASSETS
Storage facilities	$3,467,032	$3,117,198
Less: Accumulated depreciation	(594,049)	(492,069)
Storage facilities, net	2,872,983	2,625,129
Cash and cash equivalents	62,869	2,901
Restricted cash	24,600	3,305
Loan procurement costs, net of amortization	13,470	10,653
Investment in real estate ventures, at equity	97,281	95,709
Other assets, net	43,631	48,642
Total assets	$3,114,834	$2,786,339

LIABILITIES AND EQUITY
Unsecured senior notes	$750,000	$500,000
Revolving credit facility	—	78,000
Unsecured term loans	400,000	400,000
Mortgage loans and notes payable	112,212	195,851
Accounts payable, accrued expenses and other liabilities	85,034	69,198
Distributions payable	38,685	28,137
Deferred revenue	17,519	15,311
Security deposits	403	401
Total liabilities	1,403,853	1,286,898

Noncontrolling interests in the Operating Partnership	66,128	49,823

Commitments and contingencies

Equity
7.75% Series A Preferred shares $.01 par value, 3,220,000 shares authorized, 3,100,000 shares issued and outstanding at December 31, 2015 and December 31, 2014, respectively	31	31
Common shares $.01 par value, 400,000,000 shares authorized, 174,667,870 and 163,956,675 shares issued and outstanding at December 31, 2015 and December 31, 2014, respectively	1,747	1,639
Additional paid-in capital	2,231,181	1,974,308
Accumulated other comprehensive loss	(4,978)	(8,759)
Accumulated deficit	(584,654)	(519,193)
Total CubeSmart shareholders’ equity	1,643,327	1,448,026
Noncontrolling interests in subsidiaries	1,526	1,592
Total equity	1,644,853	1,449,618
Total liabilities and equity	$3,114,834	$2,786,339

Fourth Quarter 2015	Page 9

CUBESMART AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share data)

(unaudited)

	Three Months Ended December 31,		For the year ended December 31,
	2015	2014	2015	2014

REVENUES
Rental income	$101,732	$88,721	$392,476	$330,898
Other property related income	11,434	9,977	45,189	40,065
Property management fee income	1,826	1,569	6,856	6,000
Total revenues	114,992	100,267	444,521	376,963
OPERATING EXPENSES
Property operating expenses	38,234	34,709	153,172	132,701
Depreciation and amortization	37,064	36,589	151,789	126,813
General and administrative	7,082	7,330	28,371	28,422
Acquisition related costs	816	3,826	3,301	7,484
Total operating expenses	83,196	82,454	336,633	295,420
OPERATING INCOME	31,796	17,813	107,888	81,543
OTHER (EXPENSE) INCOME
Interest:
Interest expense on loans	(11,412)	(11,132)	(43,736)	(46,802)
Loan procurement amortization expense	(582)	(540)	(2,324)	(2,190)
Equity in losses of real estate ventures	(212)	(1,297)	(411)	(6,255)
Gains from sale of real estate, net	17,567	—	17,567	475
Other	584	698	(228)	(405)
Total other income (expense)	5,945	(12,271)	(29,132)	(55,177)

INCOME FROM CONTINUING OPERATIONS	37,741	5,542	78,756	26,366

DISCONTINUED OPERATIONS
Income from discontinued operations	—	—	—	336
Gain from disposition of discontinued operations	—	—	—	—
Total discontinued operations	—	—	—	336
NET INCOME	37,741	5,542	78,756	26,702
NET (INCOME) LOSS ATTRIBUTABLE TO NONCONTROLLING INTERESTS
Noncontrolling interests in the Operating Partnership	(485)	(57)	(960)	(307)
Noncontrolling interest in subsidiaries	(140)	(2)	(84)	(16)
NET INCOME ATTRIBUTABLE TO THE COMPANY	37,116	5,483	77,712	26,379
Distribution to preferred shareholders	(1,502)	(1,502)	(6,008)	(6,008)
NET INCOME ATTRIBUTABLE TO THE COMPANY’S COMMON SHAREHOLDERS	$35,614	$3,981	$71,704	$20,371

Basic earnings per share from continuing operations attributable to common shareholders	$0.21	$0.02	$0.43	$0.13
Basic earnings per share from discontinued operations attributable to common shareholders	$—	$—	$—	$0.01
Basic earnings per share attributable to common shareholders	$0.21	$0.02	$0.43	$0.14

Diluted earnings per share from continuing operations attributable to common shareholders	$0.20	$0.02	$0.42	$0.13
Diluted earnings per share from discontinued operations attributable to common shareholders	$—	$—	$—	$0.01
Diluted earnings per share attributable to common shareholders	$0.20	$0.02	$0.42	$0.14

Weighted-average basic shares outstanding	172,984	161,535	168,640	149,107
Weighted-average diluted shares outstanding	174,679	163,509	170,191	150,863

AMOUNTS ATTRIBUTABLE TO THE COMPANY’S COMMON SHAREHOLDERS:
Income from continuing operations	$35,614	$3,981	$71,704	$20,040
Total discontinued operations	—	—	—	331
Net income	$35,614	$3,981	$71,704	$20,371

Fourth Quarter 2015	Page 10

Same-Store Facility Results (353 facilities)

(in thousands, except percentage and per square foot data)

(unaudited)

	Three Months Ended			Year Ended
	December 31,		Percent	December 31,		Percent
	2015	2014	Change	2015	2014	Change

REVENUES
Rental income	$82,976	$76,827	8.0%	$324,314	$301,833	7.4%
Other property related income	8,801	8,170	7.7%	34,990	33,089	5.7%
Total revenues	91,777	84,997	8.0%	359,304	334,922	7.3%

OPERATING EXPENSES
Property taxes	8,739	9,114	(4.1)%	35,481	34,279	3.5%
Personnel expense	7,650	7,550	1.3%	31,271	30,265	3.3%
Advertising	1,277	1,305	(2.1)%	5,878	6,108	(3.8)%
Repair and maintenance	1,342	1,001	34.1%	4,463	4,256	4.9%
Utilities	2,615	2,735	(4.4)%	11,753	11,947	(1.6)%
Property insurance	702	827	(15.1)%	3,070	3,227	(4.9)%
Other expenses	4,000	3,562	12.3%	16,483	15,863	3.9%

Total operating expenses	26,325	26,094	0.9%	108,399	105,945	2.3%

Net operating income (1)	$65,452	$58,903	11.1%	$250,905	$228,977	9.6%

Gross margin	71.3%	69.3%		69.8%	68.4%

Period end occupancy (2)	91.7%	90.1%		91.7%	90.1%

Period average occupancy (3)	92.0%	90.7%		92.3%	90.8%

Total rentable square feet	23,808			23,808

Realized annual rent per occupied square foot (4)	$15.16	$14.23	6.5%	$14.76	$13.96	5.7%

Scheduled annual rent per square foot (5)	$15.98	$15.30	4.4%	$16.05	$15.17	5.8%

Reconciliation of Same-Store Net Operating Income to Operating Income

Same-store net operating income (1)	$65,452	$58,903		$250,905	$228,977
Non same-store net operating income (1)	13,664	8,712		48,385	21,745
Indirect property overhead (6)	(2,358)	(2,057)		(7,941)	(6,460)
Depreciation and amortization	(37,064)	(36,589)		(151,789)	(126,813)
General and administrative expense	(7,082)	(7,330)		(28,371)	(28,422)
Acquisition related costs	(816)	(3,826)		(3,301)	(7,484)

Operating Income	$31,796	$17,813		$107,888	$81,543

(1)Net operating income (NOI) is a non-GAAP (generally accepted accounting principles) financial measure that excludes from operating income the impact of depreciation and general & administrative expense.

(2)Represents occupancy at December  31 of the respective year.

(3)Represents the weighted average occupancy for the period.

(4)Realized annual rent per occupied square foot is computed by dividing rental income by the weighted average occupied square feet for the period.

(5)Scheduled annual rent per square foot represents annualized asking rents per available square foot for the period.

(6)Includes property management income earned in conjunction with managed properties.

Fourth Quarter 2015	Page 11

Non-GAAP Measure – Computation of Funds From Operations

(in thousands, except per share data)

(unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014

Net income attributable to common shareholders	$35,614	$3,981	$71,704	$20,371

Add (deduct):
Real estate depreciation and amortization:
Real property	36,608	36,163	150,030	125,136
Company's share of unconsolidated real estate ventures	1,983	2,778	7,323	12,543
Gains from sale of real estate, net	(17,567)	—	(17,567)	(475)
Noncontrolling interests in the Operating Partnership	485	57	960	307

FFO attributable to common shareholders and OP unitholders	$57,123	$42,979	$212,450	$157,882

Add:
Acquisition related costs (1)	1,023	3,826	3,508	7,484

FFO attributable to common shareholders and OP unitholders, as adjusted	$58,146	$46,805	$215,958	$165,366

Earnings per share attributable to common shareholders - basic	$0.21	$0.02	$0.43	$0.14
Earnings per share attributable to common shareholders - fully diluted	$0.20	$0.02	$0.42	$0.14
FFO per share and unit - fully diluted	$0.32	$0.26	$1.23	$1.03
FFO, as adjusted per share and unit - fully diluted	$0.33	$0.28	$1.25	$1.08

Weighted-average basic shares outstanding	172,984	161,535	168,640	149,107
Weighted-average diluted shares outstanding	174,679	163,509	170,191	150,863
Weighted-average diluted shares and units outstanding	176,881	165,767	172,430	153,125

Dividend per common share and unit	$0.21	$0.16	$0.69	$0.55
Payout ratio of FFO, as adjusted	63.6%	57.1%	55.2%	50.9%

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(1)	Quarter and year ended December 31, 2015 includes $0.2 million of acquisition related costs that are included in the Company’s share of equity in losses of real estate ventures.

Fourth Quarter 2015	Page 12